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                                                                   EXHIBIT 99.2


                    CONSENT OF SBC WARBURG DILLON READ INC.

        We hereby consent to the use of Annex B containing our opinion letter dated August 18, 1997 to the Oversight Committee of the Board of Directors of Enron Global Power & Pipelines L.L.C. ("EPP") in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the Merger of EPP with a wholly owned subsidiary of Enron Corp. and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                  SBC WARBURG DILLON READ INC.



New York, New York
October 2, 1997